UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 14, 2005

ANTARES PHARMA, INC.

(Exact Name of Registrant as Specified in Charter)

Minnesota	0-20945	41-1350192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

707 Eagleview Boulevard, Suite 414, Exton, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 458-6200

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On February 15, 2005, Antares Pharma, Inc. issued a press release regarding the appointment as of February 14, 2005 of James E. Hattersley, age 45, to the position of Vice President of Corporate Business Development. A copy of the press release is filed as Exhibit 99.1 hereto.

Prior to joining Antares Pharma, Mr. Hattersley served as Senior Director of Business Development at Eurand, Inc. Before Eurand, Mr. Hattersley was employed by Anesta Corp. From 1995 to 1998, Mr. Hattersley was employed by Swiss-based JAGO Pharma AG as Director of Program Management. Mr. Hattersley has also held technical positions at Abbott Laboratories, Syntex Research USA and Alza Corporation between 1986 and 1995. Mr. Hattersley received an M.S. degree in biochemistry in 1986 and an undergraduate degree in neurobiology in 1985, both from the University of California.

Mr. Hattersley entered into an employment agreement with Antares Pharma as of February 14, 2005. The employment agreement provides for a base salary of $186,000 and one-time signing bonus of $18,000. In addition, Mr. Hattersley is eligible for reimbursement of relocation and other expenses up to $55,000 and was granted a 4-year option to purchase 65,000 shares of Antares Pharma’s common stock. Mr. Hattersley is entitled to participate in Antares Pharma’s established bonus plan and is also eligible for bonuses upon the achievement of certain time-based and performance-based milestones. The employment agreement also contains provisions regarding participation in benefit plans, vacation time, repayment of expenses, protection of confidential information and ownership of intellectual property. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Mr. Hattersley’s agreement is for one year and may be extended upon the mutual agreement of the parties. The employment agreement provides Mr. Hattersley with six-months of base pay severance in the event that he is terminated by Antares Pharma without cause or as a result of a change in control.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	Employment Agreement, dated February 14, 2005, between Antares Pharma, Inc. and James E. Hattersley

99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2005	By	/s/ Lawrence M. Christian
Lawrence M. Christian
	Its	Chief Financial Officer